Exhibit 99.1
SYSCO REPORTS SECOND QUARTER NET EARNINGS OF $258 MILLION,
AND DILUTED EPS OF $0.44
HOUSTON, February 7, 2011 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second quarter ended January 1, 2011.
Second Quarter Fiscal 2011 Highlights
•	Sales were $9.4 billion, an increase of 5.8% from $8.9 billion in the second quarter of fiscal 2010.

•	Operating income was $437 million, a decrease of 5.5% compared to $462 million in last year’s second quarter.

•	Diluted earnings per share (EPS) were $0.44, including a $0.02 benefit from Corporate Owned Life Insurance (COLI). This result was 2.2% lower than last year’s second quarter EPS of $0.45, which included a $0.01 benefit from Corporate Owned Life Insurance (COLI).
First Half Fiscal 2011 Highlights
•	Sales were $19.1 billion, an increase of 6.6% from $17.9 billion in the first half of fiscal 2010.

•	Operating income was $943 million, a decrease of 1.7% compared to $960 million in last year’s first half.

•	Diluted EPS was $0.95, including a $0.04 benefit from COLI. This result was 5.0% lower than last year’s first half EPS of $1.00, which included a $0.05 tax benefit related to the company’s IRS settlement, and a $0.04 benefit from Corporate Owned Life Insurance (COLI).
“Our financial results for the second quarter reflect the unfavorable impact of certain market conditions and operational challenges that we were unable to fully overcome in the near term. Specifically, accelerating and significant food cost inflation negatively impacted our customers’ purchasing budgets, contributed to increased gross margin pressure and meaningfully increased our selling expense. In addition, higher year over year pension and fuel costs also adversely impacted our ability to grow operating earnings over the prior year,” said Bill DeLaney, Sysco’s president and chief executive officer. “Looking forward, we are highly focused on improving the execution of our business plan in the second half of our fiscal year and effectively implementing our strategic priorities over the long term.”

Second Quarter Fiscal 2011 Summary
Sales for the second quarter were $9.4 billion, an increase of $516 million, or 5.8% compared to the same period last year due primarily to the impact of food cost inflation. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 4.5%, driven by continued double-digit levels of inflation in the meat, dairy and seafood categories. This compares to deflation of 3.5% in the prior year period. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the second quarter increased sales by 0.4%.
Operating income decreased $25 million, or 5.5%, to $437 million during the second quarter. Operating expense increased $72 million, or 5.9%, for the second quarter while gross margin increased only $47 million, or 2.8%.
Gross margin as a percentage of sales declined 55 basis points year over year to 18.6%. Pressure from high inflation, strategic pricing initiatives and changes in segment mix continued to be the main factors impacting gross margin performance.
Operating expense increased 5.9%, or $72 million, for the second quarter mainly from (1) a $15 million increase in pension costs; (2) a $13 million increase in salaries and related expense due to increases in sales compensation and other payroll costs; and (3) a $10 million increase in fuel costs.
Net earnings for the second quarter were $258 million, a decrease of $10 million, or 3.8%. Diluted EPS was $0.44, including a $0.02 positive impact from COLI. Diluted EPS in the prior year period was $0.45, which included a $0.01 positive impact from COLI.
First Half Fiscal 2011 Summary
Sales for the first half of fiscal 2011 were $19.1 billion, an increase of 6.6% compared to the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s cost of goods, was 3.9% for the first half of the year. Sales from acquisitions (within the last 12 months) increased sales by 0.6%. The impact of changes in foreign exchange rates for the first half of the year increased sales by 0.5%.
Operating income decreased $16 million, or 1.7%, to $943 million during the first half of fiscal 2011. Operating expense increased $148 million, or 5.9%, for the first half of the fiscal year, while gross margin increased $131 million, or 3.8%.
Gross margin as a percentage of sales declined 50 basis points year over year to 18.7%. Pressure from high inflation, strategic pricing initiatives and changes in segment mix were the main factors impacting gross margin performance.
Operating expense increased 5.9%, or $148 million, for the first half mainly from (1) a $59 million increase in salaries and related expense due to increases in sales compensation and other payroll costs; and (2) a $30 million increase in pension expense.
Net earnings for the first half of fiscal 2011 were $557 million, a decrease of $37 million, or 6.3%. Diluted EPS was $0.95, aided by a $0.04 favorable impact from COLI. Diluted EPS in the prior year period was $1.00, aided by a $0.05 tax benefit related to the company’s IRS settlement and a $0.04 favorable impact from COLI.
Cash Flow and Capital Spending
Cash flow from operations was $283 million for the first half of fiscal 2011. Capital expenditures totaled $174 million for the second quarter, and $317 million in the first half of the fiscal year. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.
Conference Call & Webcast
Sysco’s second quarter 2011 earnings conference call will be held on Monday, February 7, 2011 at 10:00 a.m. Eastern. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving approximately 400,000 customers. For the fiscal year 2010 that ended July 3, 2010 the company generated more than $37 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.

Forward-Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding our focus on the execution of our business plan in the second half of our fiscal year and on effectively implementing our strategic priorities over the long term. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Factors impacting these forward-looking statements include the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, that initial signs of economic recovery may not prove long lasting, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2011 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 3, 2010, as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended		13-Week Period Ended
	Jan. 1, 2011	Dec. 26, 2009	Jan. 1, 2011	Dec. 26, 2009

Sales	$19,136,126	$17,949,925	$9,384,852	$8,868,499
Cost of sales	15,562,765	14,507,679	7,642,908	7,173,612

Gross margin	3,573,361	3,442,246	1,741,944	1,694,887
Operating expenses	2,630,096	2,482,567	1,304,919	1,232,536

Operating income	943,265	959,679	437,025	462,351
Interest expense	59,161	65,322	28,060	31,522
Other expense (income), net	(2,984)	(3,150)	(1,300)	(1,138)

Earnings before income taxes	887,088	897,507	410,265	431,967
Income taxes	329,846	302,953	152,092	163,618

Net earnings	$557,242	$594,554	$258,173	$268,349

Net earnings:
Basic earnings per share	$0.95	$1.00	$0.44	$0.45
Diluted earnings per share	0.95	1.00	0.44	0.45

Average shares outstanding	586,827,575	592,110,975	584,943,749	592,651,712
Diluted shares outstanding	589,106,837	592,678,989	587,110,338	593,372,477

Dividends declared per common share	$0.51	$0.49	$0.26	$0.25
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except for Share Data)

	Jan. 1, 2011	July 3, 2010	Dec. 26, 2009
ASSETS
Current assets
Cash and cash equivalents	$209,755	$585,443	$574,885
Short-term investments	—	23,511	61,860
Accounts and notes receivable, less allowances of $67,237, $36,573 and $67,035	2,623,300	2,617,352	2,526,044
Inventories	1,963,397	1,771,539	1,790,327
Prepaid expenses and other current assets	70,430	70,992	63,674
Prepaid income taxes	—	7,421	—

Total current assets	4,866,882	5,076,258	5,016,790
Plant and equipment at cost, less depreciation	3,370,553	3,203,823	3,072,721
Other assets
Goodwill	1,577,108	1,549,815	1,551,550
Intangibles, less amortization	104,511	106,398	118,032
Restricted cash	134,579	124,488	128,683
Prepaid pension cost	—	—	70,753
Other assets	274,650	252,919	245,716

Total other assets	2,090,848	2,033,620	2,114,734

Total assets	$10,328,283	$10,313,701	$10,204,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,804,690	$1,953,092	$1,834,024
Accrued expenses	761,954	870,114	793,303
Accrued income taxes	47,738	—	56,775
Deferred income taxes	99,285	178,022	18,482
Current maturities of long-term debt	7,867	7,970	8,438

Total current liabilities	2,721,534	3,009,198	2,711,022
Other liabilities
Long-term debt	2,653,529	2,472,662	2,468,690
Deferred income taxes	185,239	271,512	545,863
Other long-term liabilities	773,490	732,803	548,383

Total other liabilities	3,612,258	3,476,977	3,562,936
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	848,612	816,833	788,138
Retained earnings	7,392,996	7,134,139	6,844,095
Accumulated other comprehensive loss	(387,421)	(480,251)	(180,095)
Treasury stock at cost, 183,761,810, 176,768,795 and 173,100,605 shares	(4,624,871)	(4,408,370)	(4,287,026)

Total shareholders’ equity	3,994,491	3,827,526	3,930,287

Total liabilities and shareholders’ equity	$10,328,283	$10,313,701	$10,204,245

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	26-Week Period Ended
	Jan. 1, 2011	Dec. 26, 2009
Cash flows from operating activities:
Net earnings	$557,242	$594,554
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	37,679	39,913
Depreciation and amortization	198,230	189,428
Deferred income taxes	(181,295)	(172,756)
Provision for losses on receivables	19,522	19,815
Other non-cash items	(1,550)	536
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
Decrease (increase) in receivables	4,887	(53,597)
(Increase) in inventories	(167,912)	(121,626)
Decrease in prepaid expenses and other current assets	1,183	1,307
(Decrease) increase in accounts payable	(172,217)	30,110
(Decrease) in accrued expenses	(125,849)	(16,974)
Increase (decrease) in accrued income taxes	50,130	(236,099)
(Increase) in other assets	(19,556)	(30,372)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	82,430	(97,343)
Excess tax benefits from share-based compensation arrangements	(277)	(475)

Net cash provided by operating activities	282,647	146,421

Cash flows from investing activities:
Additions to plant and equipment	(317,421)	(247,575)
Proceeds from sales of plant and equipment	2,916	2,422
Acquisition of businesses, net of cash acquired	(26,546)	(9,161)
Purchases of short-term investments	—	(60,162)
Maturities of short-term investments	24,383	—
(Increase) in restricted cash	(10,091)	(34,825)

Net cash used for investing activities	(326,759)	(349,301)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	173,199	—
Other debt borrowings	2,441	4,580
Other debt repayments	(4,521)	(5,601)
Common stock reissued from treasury for share-based compensation awards	65,555	36,914
Treasury stock purchases	(285,442)	—
Dividends paid	(294,089)	(283,766)
Excess tax benefits from share-based compensation arrangements	277	475

Net cash used for financing activities	(342,580)	(247,398)

Effect of exchange rates on cash	11,004	6,512

Net (decrease) in cash and cash equivalents	(375,688)	(443,766)
Cash and cash equivalents at beginning of period	585,443	1,018,651

Cash and cash equivalents at end of period	$209,755	$574,885

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$59,140	$67,670
Income taxes	467,788	759,704

Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	26-Week Period Ended		13-Week Period Ended
	Jan. 1, 2011	Dec. 26, 2009	Jan. 1, 2011	Dec. 26, 2009
Sales:
Broadline	$15,207,567	$14,393,429	$7,416,293	$7,084,723
SYGMA	2,632,266	2,308,174	1,312,770	1,157,313
Other	1,595,074	1,495,543	808,149	752,666
Intersegment	(298,781)	(247,221)	(152,360)	(126,203)

Total	$19,136,126	$17,949,925	$9,384,852	$8,868,499

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	26-Week Period Ended		13-Week Period Ended
	Jan. 1, 2011	Dec. 26, 2009	Jan. 1, 2011	Dec. 26, 2009
Sysco Brand Sales as a % of MA-Served Sales	45.36%	47.02%	45.38%	47.01%
Sysco Brand Sales as a % of Total Broadline Sales	36.31%	38.10%	36.09%	37.80%
MA-Served Sales as a % of Total Broadline Sales	45.46%	45.45%	44.00%	43.68%